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EXHIBIT 99.1     PRESS RELEASE


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                     NORTHEAST PENNSYLVANIA FINANCIAL CORP.
  12 EAST BROAD STREET  HAZLETON, PENNSYLVANIA 18201-6591  PHONE (717) 459-3700


NEWS RELEASE
============

FOR IMMEDIATE RELEASE

DATE:     April 19, 1999
CONTACT:  Patrick J. Owens, Jr.
          Treasurer
PHONE:    (570) 459-3722 office
FAX:      (570) 450-6110


NORTHEAST PENNSYLVANIA FINANCIAL CORP. REPORTS APPROVAL OF COMMON STOCK REPURCHASE PROGRAM AND SECOND QUARTER 1999 EARNINGS.


Hazleton, Pa........ E. Lee Beard, President and Chief Executive Officer for
Northeast Pennsylvania Financial Corp. (the "Company") (Amex; NEP), the holding company for First Federal Bank, announced that the Company received authorization on April 19, 1999, from the Office of Thrift Supervision, to repurchase 305,299 shares of its common stock. The stock repurchase program was previously approved by the Company's Board of Directors and represents 5% of the Company's 6,105,982 outstanding shares.

The Company reported a net profit for the quarter ended March 31, 1999 of $1.1 million, or $.19 basic and diluted earnings per share, as compared to a $2.5 million net loss for the respective prior year period. For the six months ended March 31, 1999, the Company had net income of $2.3 million, or $.38 diluted earnings per share compared to a $1.9 million net loss for the six months ended March 31, 1998. Prior year losses are a result of a one-time $4.8 million non-recurring pre-tax expense (or $3.1 million after-tax) related to the charitable contribution made to First Federal Charitable Foundation (the "Foundation") in connection with the Bank's mutual to stock conversion. Northeast Pennsylvania Financial Corp.'s core



                                  (continued)



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net earnings at March 31, 1998 (earnings excluding the after-tax impact of the non-recurring contribution) were $651,000 for the quarter and $1.2 million for the year to date.

Net interest income for the current quarter rose $930,000, or 25.0%, over the prior year quarter and $2.1 million, or 31.1%, for the six months ended March 31, 1999 over the prior year to date. These increases were primarily attributable to higher outstanding investment and loan balances, offset by higher outstanding deposit balances and higher Federal Home Loan Bank (FHLB) advances. The provision for loan losses decreased $84,000, or 38.3%, for the current quarter over the prior year quarter and $304,000, or 62.4%, for the current year to date over the prior year period. This decrease is due to a change in the company's loan loss reserve methodology in the fourth quarter of fiscal 1998. Non-performing assets have remained stable with balances of $965,000 and $978,000 at March 31, 1999 and March 31, 1998, respectively.

Non-interest income for the current quarter increased $194,000 over the prior year's quarter and $420,000 for the current year to date over the prior year due to increases in service charges and premium income. Non-interest expense increased $764,000, or 30.9%, for the current quarter over the prior year's quarter and $1.6 million, or 33.9%, for the current year to date over the prior year to date, after eliminating the impact of the charitable contribution to the Foundation. These increases were primarily a result of salary and employee benefit increases (including an ESOP and stock award accrual), increased promotion of loan and deposit products, and increased professional fees associated with being a public company.

Total assets grew $34.9 million, or 6.7% during the current quarter from $523.0 million to $557.9 million. Investment securities increased $17.7 million, or 13.3%, offset by a decrease in cash of $6.9 million and mortgage backed securities of $5.9 million. Loans receivable increased $28.3 million for the period, primarily due to increases of $12.8 million in consumer loans, $10.0 million of which were home equity loans purchased from another financial institution in March 1999 and commercial loans which increased $15.0 million during


                                  (continued)



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the quarter. The majority of the loan origination and loan purchases occurred during the last month of the quarter. These increases in assets were funded by an increase of $23.3 million in deposit accounts, $21.8 million of which were certificates of deposit, and an increase of $16.0 million in advances from the Federal Home Loan Bank. Total capital decreased $4.0 million, primarily as a result of the repurchase of $4.1 million of the Company's common stock during the quarter.

Mrs. Beard indicated the purchase of the $10.0 million in home equity loans is part of a restructuring strategy which involves the sale of approximately $21.0 million of fixed rate long term mortgages and the subsequent purchase of home equity loans and ARM mortgage loans. This transaction is expected to improve earnings and increase the Company's net interest margin.

During the quarter, Northeast Pennsylvania Financial Corp. entered into an agreement to acquire a branch, located in Danville, Pennsylvania, from Omega Bank. Northeast Pennsylvania Financial Corp. is the holding company of Abstractors, Inc., a wholly-owned title insurance agency, and First Federal Bank, which serves the greater Hazleton area, Mountaintop, Bloomsburg, Lehighton, and all of Schuylkill County, through ten office locations.

Statements contained in this news release, which are not historical facts, are forward looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.


                                  (continued)



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


                     NORTHEAST PENNSYLVANIA FINANCIAL CORP.

                         SELECTED FINANCIAL INFORMATION
            (Dollars in Thousands, Except Per Share Data and Ratios)



                                           THREE MONTHS ENDED     SIX MONTHS ENDED
                                               MARCH 31,              MARCH 31,
                                          --------------------   -------------------
                                            1999       1998        1999       1998
                                          ---------  ---------   --------   --------
OPERATING DATA:
  Total interest income.................     $8,975     $7,114    $17,943    $14,028
  Total interest expense................      4,644      3,713      9,280      7,421
                                             ------     ------    -------    -------
  Net interest income...................      4,331      3,401      8,663      6,607
  Provision for loan losses.............        135        219        183        487
  Net interest income after
    provision for loan losses...........      4,196      3,182      8,480      6,120
  Non-interest income...................        368        174        753        333
  Non-interest expense..................      3,236      7,233      6,340      9,497
                                             ------     ------    -------    -------
  Income (loss) before income taxes.....      1,328     (3,877)     2,893     (3,044)
                                             ------     -------   -------    --------
  Net income (loss).....................     $1,073    $(2,491)  $  2,251   $ (1,934)
                                             ======    ========  ========   =========
  Earnings (loss) per share - basic.....        .19                   .39
  Earnings (loss) per share - diluted...        .19                   .38


BALANCE SHEET DATA:                      3/31/99       12/31/99       9/30/98
                                      ------------   ------------   ------------
  Total assets...................       $557,933       $523,056       $522,268
  Total securities...............        226,757        214,107        220,864
  Loans, net.....................        312,425        284,264        282,706
  Deposits.......................        344,514        321,178        324,005
  FHLB advances..................        127,989        111,994        106,498
  Total equity...................         81,208         85,199         87,434
  Book value per share...........       $ 14.40*       $ 14.61*       $ 14.80*


                                                   THREE MONTHS ENDED     SIX MONTHS ENDED
                                                        MARCH 31,              MARCH 31,
                                                  --------------------   -------------------
                                                    1999       1998        1999       1998
                                                  ---------  ---------   --------   --------
SELECTED RATIOS:
  Return on average assets(1)..............           .80%     (2.49%)      .85%      (.99%)
  Return on average equity(1)..............          5.46%    (32.28%)     5.63%    (12.93%)
  Net interest margin(1)...................          3.64%      3.61%      3.68%      3.60%
  Allowance for loan losses to loans, net..           .79%       .64%       .77%       .48%

(1)Annualized.
* Book value calculation adjusted for ESOP shares committed to be released and stock awards granted.